Exhibit 16.1

Horwath Orenstein LLP
Chartered Accountants
2 Bloor Street East, Suite 1100
Toronto, ON, Canada M4W 1A8
T 416.596.1711
F 416.596.7894 www.horwathorenstein.com

November 1, 2005

United States Securities and Exchange Commission

Washington, D.C. 20549

Dear Sir or Madam:

Re: Yak Communications Inc.

We have read Yak Communications Inc.’s statements to be included under Item 4 of its Form 8-K report regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours very truly,

HORWATH ORENSTEIN LLP

Al Title, C.A.

Partner

AT/ab